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                                                                     EXHIBIT 8.1

                          AGREEMENT AND PLAN OF MERGER
                                 by and between
                        FREEREALTIME.COM DELAWARE, INC.,
                             a Delaware corporation
                                      and
                            FREEREALTIME.COM, INC.,
                             a Colorado corporation


     This Agreement and Plan of Merger (this "Agreement") dated as of November __, 1999, is by and between FREEREALTIME.COM DELAWARE, INC., a Delaware corporation (hereinafter sometimes called "Freerealtime Delaware"), and FREEREALTIME.COM, INC., a Colorado corporation (hereinafter called "Freerealtime Colorado"). Freerealtime Delaware and Freerealtime Colorado are sometimes hereinafter referred to as the "constituent corporations."

                           STIPULATIONS AND RECITALS

     1. Freerealtime Delaware is a corporation duly organized and existing under the laws of the State of Delaware, with its registered office located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Freerealtime Delaware has a capitalization of fifty-five million (55,000,000) authorized shares divided into two classes designated "Common Stock" and "Preferred Stock": (a) 50,000,000 shares of Common Stock, par value $.01 per share, and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share. Freerealtime Delaware has 1,000 shares of Common Stock issued and outstanding, all of which are owned by Freerealtime Colorado.

     2. Freerealtime Colorado is a corporation duly organized and existing under the laws of the State of Colorado, with its principal office located at 3333 Michelson Drive, Suite 430, Irvine, California 92612. Freerealtime Colorado has a capitalization of fifty-five million (55,000,000) authorized shares divided into two classes designated "Common Stock" and "Preferred Stock":
(a) 50,000,000 shares of Common Stock, no par value, and (b) 5,000,000 shares of Preferred Stock, no par value. Freerealtime Colorado has _______________ shares of Common Stock issued and outstanding and ________________ shares of Preferred Stock issued and outstanding.

     3. Freerealtime Delaware and Freerealtime Colorado have entered into this Agreement in accordance with Section 252 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 7-111-104 of the Colorado Business Corporation Act (the "CBCA") providing for the merger of Freerealtime Colorado with and into Freerealtime Delaware (the "Merger"), which Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

     4. The boards of directors of the constituent corporations deem it desirable and in the best interests of the corporations and their shareholders that Freerealtime Colorado be merged into Freerealtime Delaware in accordance with the provisions of Section 252 of the DGCL and Article 111 of the CBCA, in order that the transaction qualify as a "reorganization" within the
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meaning of Sections 368(a)(1)(A) and 368(a)(1)(F) of the Internal Revenue Code
of 1986, as amended.

     5. The CBCA permits a merger of a business corporation of the State of Colorado with and into a business corporation of another jurisdiction.

     6. The DGCL permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Delaware.

     7. The Agreement has been approved and adopted by the requisite percentages of the outstanding voting stock of Freerealtime Colorado and Freerealtime Delaware.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by Freerealtime Delaware and approved by resolutions adopted by its Board of Directors and by its sole stockholder and being thereunto duly entered into by Freerealtime Colorado and approved by resolutions adopted by its Board of Directors and by the requisite vote of its shareholders at its 1999 Annual Meeting of Shareholders, the Merger and the terms and conditions thereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth herein are hereby determined and agreed upon as follows:

                       SECTION ONE -- STATEMENT OF MERGER

     Freerealtime Colorado shall, pursuant to the provisions of the DGCL, be merged with and into Freerealtime Delaware, and from and after the effective date of the Merger, Freerealtime Colorado shall cease to exist and Freerealtime Delaware shall continue to exist pursuant to the provisions of the DGCL. Freerealtime Delaware, as the surviving corporation from and after the effective date of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

                      SECTION TWO -- TERMS AND CONDITIONS

     (a) On the effective date of the Merger, the separate existence of Freerealtime Colorado shall cease, and Freerealtime Delaware shall succeed to all the rights, privileges, immunities, and franchises, and all the property, real, personal and mixed, of Freerealtime Colorado, without the necessity for any separate transfer. Freerealtime Delaware shall thereafter be responsible and liable for all liabilities and obligations of Freerealtime Colorado, and neither the rights of creditors nor any liens on the property of Freerealtime Colorado shall be impaired by the Merger.

     (b) Upon approval of this Agreement by the shareholders of Freerealtime Colorado and the sole stockholder of Freerealtime Delaware, the sole stockholder of Freerealtime Delaware shall be deemed to have adopted and approved (i) the stock option plan of Freerealtime Colorado, and (ii) all options that are outstanding under such stock option plan immediately prior to the Merger. Such plan, options and warrants shall be deemed adopted and approved on the

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same terms and conditions existing under such plan, options and warrants immediately prior to the Merger.

                     SECTION THREE -- CONVERSION OF SHARES

     The manner and basis of converting the shares of Freerealtime Colorado into shares of Freerealtime Delaware upon the effective date of the Merger shall be as follows:

     (a) Each share of the shares of Common Stock of Freerealtime Colorado issued and outstanding on the effective date of the Merger shall be converted into one share of Common Stock of the Surviving Corporation, which shall thereafter be issued and outstanding shares of Common Stock of the Surviving Corporation.

     (b) Each share of the 1,000 shares of Common Stock of Freerealtime Delaware issued and outstanding on the effective date of the Merger shall be canceled and shall cease to exist.

     (c) After the effective date of the Merger, the conversion and exchange of shares provided by this Section Three shall be effected as follows:

         (i) No certificates for shares of the Surviving Corporation's Common Stock will be issued to holders of any of the shares of Freerealtime Colorado's Common Stock upon consummation of the Merger.

         (ii) Certificates representing shares of Freerealtime Colorado's Common Stock shall upon the consummation of Merger be deemed for all purposes to represent that number of shares of Common Stock of the Surviving Corporation receivable in exchange therefor as provided in
     Section 3(a) hereof.

         (iii) Freerealtime Colorado, as the holder of a certificate for shares of Common Stock in Freerealtime Delaware described in paragraph (c) of this Section Three, shall surrender such certificate for cancellation.

     (d) Each option under Freerealtime Colorado's stock option plan outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to purchase a number of shares of the Surviving Corporation's Common Stock equal to the number of shares of Common Stock of Freerealtime Colorado subject to such option, without change in the exercise price therefor and otherwise upon the same terms and conditions of such option.

                  SECTION FOUR -- CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of Freerealtime Delaware (the "Certificate") shall continue to be the certificate of incorporation of the Surviving Corporation following the effective date of the Merger until the same shall be thereafter altered or amended; provided,
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however, that on the effective date, Article I of the Certificate shall be
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amended to read, in its entirety, as follows:

                                   "ARTICLE I

          The name of the corporation (hereinafter the "Corporation") is:

                             Freerealtime.com, Inc."

                             SECTION FIVE -- BYLAWS

     The bylaws of Freerealtime Delaware shall continue to be the bylaws of the Surviving Corporation following the effective date of the Merger until the same shall be thereafter altered or amended.

                            SECTION SIX -- DIRECTORS

     The directors of Freerealtime Colorado as of the effective date of the Merger shall be the directors of the Surviving Corporation from and after the effective date of the Merger. All of such directors shall hold their directorships until the election and qualification of their respective successors, or until their prior resignation, removal or death.

                           SECTION SEVEN -- OFFICERS

     The officers of Freerealtime Colorado as of the effective date of the Merger shall be the officers of the Surviving Corporation from and after the effective date of the Merger. All of such officers shall hold their offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation, or until their prior resignation or death.

              SECTION EIGHT -- DEFERRAL, TERMINATION AND AMENDMENT

     The parties hereto may amend, modify, supplement or terminate this Agreement at any time prior to the effective date of the Merger, whether prior to or after approval of the Merger and this Agreement by the shareholders of Freerealtime Colorado and the sole stockholder of Freerealtime Delaware, without shareholder or stockholder approval, in such manner as may be agreed upon by Freerealtime Colorado and Freerealtime Delaware in writing.

                        SECTION NINE -- AGREEMENT ON FILE

     An executed copy of this Agreement is on file at the principal place of business of Freerealtime Delaware located in the State of California, 3333 Michelson Drive, Suite 430, Irvine, California 92612.

                        SECTION TEN -- FURTHER ASSURANCES

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     In the event that this Agreement shall have been fully approved and adopted on behalf of Freerealtime Colorado in accordance with the provisions of the CBCA and on behalf of Freerealtime Delaware in accordance with the provisions of the DGCL, the constituent corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Colorado and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Colorado and the State of Delaware and elsewhere to effectuate the Merger.

     The boards of directors and the proper officers of Freerealtime Colorado and of Freerealtime Delaware are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement.

                        SECTION ELEVEN -- EFFECTIVE DATE

     The Merger shall have become effective on the date of filing of this Agreement with the Secretary of State of the State of Delaware in accordance with Sections 252(c) and 103 of the DGCL.

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     IN WITNESS WHEREOF, Freerealtime Delaware and Freerealtime Colorado, as
duly authorized by their respective boards of directors, have caused this Agreement to be executed and acknowledged as of the date first set forth above.

                                 FREEREALTIME.COM DELAWARE, INC.,
                                 a Delaware corporation


                                 By:_______________________________________
                                    Brad G. Gunn
                                    President, Secretary and Chief Financial
                                    Officer


                                 FREEREALTIME.COM, INC.,
                                 a Colorado corporation


                                 By:_______________________________________
                                    Brad G. Gunn
                                    President and Chief Financial Officer

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